UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

XTANT MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34951	20-5313323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane Belgrade, Montana	59714
(Address of principal executive offices)	(Zip Code)

(406) 388-0480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000001 per share	XTNT	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on June 18, 2023, Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (as subsequently amended, the “Asset Purchase Agreement”) with Surgalign Holdings, Inc., a Delaware corporation (the “Seller”), pursuant to which, subject to the terms and conditions set forth in the Asset Purchase Agreement, the Company agreed to acquire certain assets of the Seller and its subsidiaries on an as-is, where-is basis and assume certain specified liabilities of the Seller and its subsidiaries (the “Transaction”) for a total purchase price of $5 million in cash.

Also as previously disclosed, on July 28, 2023, the Company announced that, in accordance with certain procedures adopted by the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), in connection with the bankruptcy proceedings of the Seller, the Seller filed a Notice of Successful Bidder announcing the Company as the successful bidder in the auction for certain of the Seller’s assets and liabilities related to its domestic and international biologics and spinal fixation offerings. The winning bid was the Company’s initial bid, as set forth in the Asset Purchase Agreement.

At a hearing conducted by the Bankruptcy Court on August 8, 2023, presiding Judge Christopher M. Lopez stated on the record that the Transaction is approved, and the parties anticipate that Judge Lopez will enter a formal written order shortly. Pursuant to the terms of the Asset Purchase Agreement, closing of the Transaction is expected to occur no later than September 1, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Sean E. Browne
President and Chief Executive Officer

Date: August 9, 2023